UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 11, 2007

UGODS, Inc.

(Exact name of registrant as specified in charter)

Nevada

(State or other jurisdiction of incorporation)

333-131131 (Commission File Number)	20-2304161 (IRS Employer Identification No.)

9101 West Sahara, Suite 105

Las Vegas, NV 89117

(Address of principal executive offices and zip code)

702 528-2499

(Registrant’s telephone number including area code)

(Former Name and Former Address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

[  ]

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]

Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

[  ]

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry into a Material Definitive Agreement.

On May 11, 2007, UGODS, Inc (the “Company”) entered into an Amended and Restated Agreement for Share Exchange (the “Agreement”) with Gain Dynasty Investments Limited (“Gain Dynasty”).   The Agreement amends, restated, combines and supersedes each of (i) the Agreement for Share Exchange among the Company , Guangdong Taoda Beverage Company Limited (“Guangdong Taoda”) and the shareholder of Guangdong Taoda, dated as of February 13, 2007 and (ii) the Agreement for Share Exchange among the Company and Zhangjiang Taoda Drink Co. Limited, Changchun Taoda Beverage Co. Limited and Shandong Olympic Forward Drink Co. Limited (collectively, the “Taoda Group”) and the shareholder of Taoda Group, dated as of February 16, 2007.  Guangdong Taoda and the entities comprising the Taoda Group are wholly-owned subsidiaries of Olympic Forward Trading Company Limited, which is a wholly-owned subsidiary of Gain Dynasty.

Pursuant to the Agreement, the Company agreed to purchase 100% of the equity ownership of Gain Dynasty.

In consideration of such purchase, the Company will issue a total of 59,872,000 shares (the “Exchange Shares”) of our common stock. Upon closing of the transaction, a change of control of the Company will occur. Following the closing of this transaction and the issuance of the Exchange Shares, the Company will have a total of 70,000,000 shares issued and outstanding, of which 10,128,000 shares, or approximately 14.47%,  will be owned by the current shareholders of the Company.

Taoda Group is a group of bottled water manufacturing companies in China, producing bottled water under its own brands and for other brands including Coca-Cola and Danone.

The closing of the Agreement is subject to the successful completion of due diligence by the Company and an approval by the Company’s Board of Directors.

Item 9.01

Financial Statements and Exhibits.

(c)

Exhibits.

Exhibit No.	Description
2.1	Amended and Restated Agreement for Share Exchange dated as of May 11, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UGODS, Inc.
By: /s/ Chen Xing Hua
Name: Chen Xing Hua
Title: Chief Executive Officer

Dated: May 11, 2007

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